Exhibit 10.20

MELT PHARMACEUTICALS, INC.

12264 El Camino Real, Suite 350

San Diego, CA 92130

September 27, 2018

Greg Madison

[***]

[***]

Re: Employment Terms

Dear Greg:

On behalf of Melt Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Executive Officer of the Company, on the terms set forth in this offer letter agreement (the “Agreement”).

1. Effectiveness.

(a) Your employment with the Company and all of the terms of this Agreement shall become effective one week following closing of a bona-fide equity financing with third party investors resulting in cash gross proceeds to the Company of at least $10,000,000 within the one-hundred-twenty (120) days following the date listed above (the “Employment Effective Date”). In the event that such closing does not occur within the designed time frame, your employment with the Company and this Agreement shall be null and void ab initio and neither party hereto shall have any liability or obligation hereunder.

(b) Prior to the Employment Effective Date, you will provide part-time consulting services to help secure a financing transaction meeting the criteria above, as requested by the Company from time to time (the “Consulting Services”).

(i) As compensation for your Consulting Services:

(A) the Company shall, subject to your execution below and commencement of Consulting Services, grant you a restricted stock award covering 632,500 shares of the Company’s common stock (the “Stock Award”). The Stock Award shall vest 25% on the one year anniversary of its grant date and in equal quarterly installments thereafter ending on the four year anniversary of its grant date, subject to your continued service to the Company (which shall include your consulting and employment services) and vesting acceleration as set forth in Section 9(b) below. The Stock Award is subject to approval by the Company’s Board of Directors (the “Board”) and the terms of a Restricted Stock Award Grant Notice and Agreement that will be provided to you by the Company. You understand that the grant of the Stock Award will trigger taxable income to you, and you agree to timely file a Section 83(b) election with the Internal Revenue Service and provide documentation of such election to the Company; and

(B) upon the occurrence of the Employment Effective Date and provided that you continue to provide Consulting Services pursuant to this Agreement through such date, you shall be paid a one-time lump sum cash payment of $100,000, less required payroll deductions and tax withholdings, to be paid within thirty (30) days following the Employment Effective Date.

(ii) Either you or the Company may terminate the Consulting Services at any time upon advance written notice to the other party. Your legitimate and documented business expenses incurred in performing the Consulting Services will be reimbursed by the Company as provided under its business expense reimbursement policies. You understand that you shall not be an employee of the Company prior to the Employment Effective Date, and shall not be entitled to any compensation or benefits for performing the Consulting Services other than as set forth in this Section 1(b).

2. Employment Position; Duties. Upon the Employment Effective Date, you will be employed in the position of Chief Executive Officer of the Company. In this position, you will report to the Board, and you will have those duties and responsibilities as customary for this position and as may be directed by the Board. Your commencement of employment shall begin on or around the Employment Effective Date (such actual date, the “Employment Start Date”), Your work duties may include work for, or on behalf of, Affiliates of the Company (as defined below). You will primarily work from your current location in Milton, Massachusetts, although you understand that reasonable travel shall be required in the performance of your position with the Company. During your employment, you will devote your full-time best efforts to the business of the Company and its Affiliates.

3. Employee Base Salary; Employee Benefits and Business Expenses.

(a) Base Salary. Your base salary will be paid at the annual rate of $460,000, less required payroll deductions and tax withholdings, paid on the Company’s normal payroll schedule (which shall initially be bi-weekly). As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for extra payment under the overtime laws. Your base salary may otherwise be adjusted from time to time at the Company’s discretion. Within six (6) months following the closing of the Company’s first firm-commitment underwritten public offering of its equity securities pursuant to a registration statement filed with the Securities and Exchange Commission (“IPO”), the Board or the Compensation Committee of the Board (the “Compensation Committee”) will review your base salary against market practices of public peer companies, with the assistance of an outside compensation consultant, and shall increase your base salary, if necessary, according to such market practices, as determined appropriate by the Board or the Compensation Committee in its discretion.

(b) Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as they may be terminated or changed from time to time within the Company’s discretion.

(c) Business Expenses. Your legitimate and documented business expenses will be reimbursed by the Company as provided under its business expense reimbursement policies.

4. Annual Performance Bonus. Beginning January 1, 2019, in addition to base salary, you will be eligible to earn discretionary incentive compensation at a total annual target amount of sixty percent (60%) of your base salary in effect during the bonus year (“Performance Bonus”), based on the achievement of corporate and individual performance targets to be mutually established by you and the Board or the Compensation Committee thereof. The Performance Bonus, if earned, will be paid on an annual basis, less required payroll deductions and tax withholdings, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof) of the level of achievement of the applicable performance targets and metrics and the level of the Performance Bonus amount (if any). In no event will the Performance Bonus, if any, be paid later than March 15 of the year following the year to which the Performance Bonus relates. No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, you must remain an employee in good standing of the Company at the close of the Performance Bonus fiscal year in order to earn any Performance Bonus.

5. Equity Awards. In addition to the Stock Award, you will be eligible to receive additional equity award grants under the Company’s equity incentive plans from time to time in the discretion of the Board or its Compensation Committee, and in accordance with the terms and conditions of such plans.

6. Compliance With Proprietary Information Agreement and Company Policies. As a condition of employment, you shall sign and comply with the Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”) which will be provided to you by the Company under separate cover. In addition, you are required to abide by the Company’s policies and procedures, as may be modified from time to time within the Company’s discretion.

7. Protection of Third Party Information and Outside Activities.

(a) Third Party Information. In your work for the Company or its Affiliates (including the Consulting Services), you will be expected not to make any unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party; and not to violate any lawful agreement that you may have with any third party. By signing this Agreement, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession or control of any confidential documents, information, or other property of any former employer or third party. In addition, you represent that your employment hereunder will not represent a violation of any agreement you may have with any third party (e.g., a former employer) which may limit your ability to perform your duties to the Company or its Affiliates, or which could present a conflict of interest with the Company or its Affiliates, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities, and are not bound by any such restrictions which would restrict or prevent you from performing the Consulting Services or accepting employment with the Company.

(b) Outside Activities. During your employment with the Company, you may engage in civic and not-for-profit activities, act as a trustee for estate planning purposes and engage in, and manage, personal investments, so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company or its Affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, you may engage in other types of business or public activities. Your service on any board of directors (or similar) of an outside entity or organization shall be subject to prior written approval of the Board, except for your board service to the American Kidney Fund, which the Board hereby acknowledges and approves. The Board may rescind approval of outside services, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its Affiliates’ business interests or conflict with your duties to the Company or its Affiliates.

8. At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate your employment at any time with or without Cause or prior notice. In addition, subject to your right to resign for “Good Reason” as described in Section 9(d)(vi) below, the Company retains the discretion to modify your other employment terms from time to time, including but not limited to your position, duties, authority, reporting relationship, work location, compensation, and benefits.

9. Severance Benefits.

(a) Severance Benefits for Covered Termination. If (A) your employment is terminated due to (1) a termination by the Company without Cause (other than as a result of your death or Disability) or (2) your resignation for Good Reason (collectively, a “Covered Termination”), (B) you satisfy the Release Requirement and (C) you continue to abide by the terms of your Confidential Information Agreement, then you will receive the “Severance Benefits” as set forth in this Section 9(a) as your sole severance benefits, and you will not be eligible for severance benefits under any other policy, plan or agreement except to the extent required by law. Specifically, you will receive:

(i) Base Severance Payments. Severance pay in the form of continuation of your base salary at the time of your Covered Termination (but ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable) for a period of twelve (12) months, subject to required payroll deductions and tax withholdings (the “Base Severance Payments”). Subject to Section 10, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following your termination date, provided, however, that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date; and

(ii) Bonus Severance Payment. A lump sum cash amount equivalent to your Performance Bonus for the year in which the termination date occurs, prorated based on the number of days that you were employed during such performance year, divided by the total number of days in such performance year (the “Bonus Severance Payment”). Your base salary as in effect on the termination date, ignoring any decrease that forms the basis of your resignation for Good Reason, if applicable, shall be used for calculating the Bonus Severance Payment. The Bonus Severance Payment will be paid in a lump sum cash payment within sixty (60) days of the Release Effective Date, but in no event later than March 15 of the year following the year in which your Covered Termination occurs; and

(iii) Health Care Continuation Coverage Payments.

(A) COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for your eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period you become eligible for group health insurance coverage through a new employer or you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. For purposes of this Section, references to COBRA premiums shall not include any amounts payable you under a Section 125 health care reimbursement plan under the Internal Revenue Code of 1986, as amended (the “Code”).

(B) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether you or your dependents elect or are eligible for COBRA coverage, the Company instead shall pay to you, on the first day of each calendar month following the time the Company determines it cannot pay such COBRA Premiums, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for your eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(b) Severance Benefits for Covered Termination during Change in Control Period. Notwithstanding the foregoing, if your Covered Termination occurs during the period commencing one (1) month prior to the Closing of a Change in Control and ending twelve (12) months following the Closing of a Change in Control, in addition to the Severance Benefits described in Section 9(a), you shall also be eligible to receive the following, subject to satisfaction of the Release Requirement:

(i) Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any Equity Award granted to you shall lapse in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any Equity Award that vests based on performance goals for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, vesting acceleration with respect to any ongoing performance period(s) shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level or, if greater, based on actual performance as of your Covered Termination. If necessary to give effect to this Section 9(b)(i), if your Covered Termination occurs prior to a Change in Control, all of the Equity Awards you hold as of immediately prior to your Covered Termination shall remain outstanding after your Covered Termination for at least until the earlier of (i) thirty (30) days after your Covered Termination or (ii) the Closing, if sooner. Notwithstanding anything to the contrary set forth herein, your Equity Awards shall remain subject to the terms of the applicable Company plan and award documents under which such Equity Award was granted, including any provision for earlier termination of such Equity Awards.

(c) Release Requirement. To be eligible for the Severance Benefits pursuant to Sections 9(a) and 9(b) above, you must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims, in such form as provided by the Company (the “Release and Waiver”) within the applicable deadline set forth therein, and permit the Release and Waiver to become effective and irrevocable in accordance with its terms, which must occur no later than sixty (60) days following your termination date (such effective date of the Release and Waiver, the “Release Effective Date”). You may be asked to provide reasonable transitional services as a condition of payment of Severance Benefits.

(d) Definitions.

(i) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(ii) “Cause” means the occurrence of any one or more of the following: (i) your conviction of, or plea of no contest with respect to, any felony, or of any misdemeanor involving dishonesty or moral turpitude; (ii) your participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) that results in (or could result in) material harm to the Company or its Affiliates, including but not limited to material harm to reputational interests; (iii) your violation of a fiduciary duty owed to the Company or its Affiliates; (iv) your material breach of any fully executed agreement between you and the Company or any of its Affiliates, including but not limited to this Agreement or your Confidential Information Agreement, or any applicable Company policies; (v) persistent or material neglect of your job duties, which is not cured within ten (10) business days after you are provided written notice by the Company specifically identifying the manner of your performance or neglect (provided, that, such written notice and opportunity to cure are not required if your performance or neglect is not reasonably susceptible to being cured); (vi) your gross misconduct or material failure to comply with a written lawful instruction of the Company or (vii) your inability or refusal to perform your job duties for any consecutive thirty (30) day period for any reason that is not the result of death or Disability.

(iii) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A) any Exchange Act Person1 (excluding Imprimis Pharmaceuticals, Inc. and any of its Affiliates (“Imprimis”)) becomes the Owner2, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(B) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(C) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation; or

(D) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to Imprimis or to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

1 “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2 “Own,” “Owned,” “Owner,” “Ownership” A person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

Notwithstanding the foregoing definition or any other provision of this Agreement, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(iv) “Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(v) “Disability” means your inability to perform the essential functions of your position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment, where such inability has continued for at least a period of 60 days in any consecutive 365-day period, as determined by the Company in its sole discretion. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(vi) “Good Reason” for your resignation means the occurrence of any of the following events, conditions or actions taken by the Company without Cause and without your written consent: (i) a material reduction of your annual base salary, which you and the Company agree is a reduction of at least 10% of your annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the executive employees of the Company; (ii) a material reduction in your authority, duties or responsibilities, including a requirement that you report to a corporate officer or employee of the Company instead of reporting directly to the Board; (iii) a relocation of your principal place of employment with the Company to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business); or (iv) a material breach by the Company of any provision of this Agreement; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Board written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation from all positions you hold with the Company must be effective not later than thirty (30) days after the expiration of such Cure Period.

(vii) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(e) Other. You will not be eligible for any Severance Benefits under any circumstances other than those described herein, including circumstances in which your employment is terminated by the Company for Cause, you terminate your employment for any reason at any time (other than for Good Reason), or your employment terminates due to your death or Disability. In addition, if you materially breach any continuing obligations to the Company (including but not limited to any material breach of the Confidential Information Agreement) during the period of time that you are receiving any Severance Benefits, you will forfeit your entitlement to any then unpaid Severance Benefits, and the Company’s obligation to continue to pay or provide such Severance Benefits will immediately terminate as of the date of your material breach.

10. Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, upon your “separation from service” with the Company (within the meaning of Treasury Regulation Section 1.409A-1(h)) (without regard to any permissible alternative definition thereunder) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one (1) day after your Separation from Service, or (ii) your death. Severance benefits shall not commence until you have a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release Effective Date will not be deemed effective, for purposes of payment of severance, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the Release Effective Date, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.

11. Section 280G.

(a) If any payment or benefit you would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (13) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will make its determination with input from you (or your counsel) and provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you.

12. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with and services for the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with and services for the Company, or the termination of your employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts (or such other location as mutually agreed by the parties) by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to you upon request. In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall (x) pay all filing fees in excess of those that would be required if the dispute were decided in a court of law, (y) pay the arbitrator’s fees and any other fees or costs unique to arbitration, and (z) in the event that you prevail in the arbitration proceeding, pay your reasonable attorney’s fees and costs incurred in connection with the arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

13. Indemnification. Upon the Employment Effective Date, you shall be eligible for indemnification by the Company in your role as Chief Executive Officer to the fullest extent as provided for pursuant to Section 8.1 of the Company’s By-Laws, as may be amended and restated from time to time.

14. Miscellaneous. This Agreement, along with the Confidential Information Agreement, forms the complete and exclusive statement of your agreement with the Company regarding the subject matter hereof. It supersedes and replaces any other agreements or promises made to you by anyone concerning your employment terms with the Company or any Affiliate thereof, whether oral or written. This Agreement may not be amended or modified except by a written modification signed by you and a duly authorized member of the Board, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement. This Agreement is governed by the laws of the Commonwealth of Massachusetts without reference to conflicts of law principles, and it is intended to bind and inure to the benefit of and be enforceable by the Company and its successors and assigns. If any provision of this Agreement shall be held invalid or unenforceable in any respect, such invalidity or enforceability shall not affect the other provisions of this Agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. Any ambiguity in this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures. To the extent required by law, your employment with the Company will be subject to satisfactory proof of your identity and right to work in the United States.

To accept our offer of consulting and employment under the terms set forth herein, please sign and date this Agreement and return the fully signed document to me at your earliest convenience and no later than within fifteen business days from the date listed above.

Please let me know if you have any questions.

Sincerely.

MELT PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Mark L. Baum

Reviewed, Understood, and Accepted:

/s/ Greg Madison	9/28/18
Greg Madison	Date

Accepted by Company

/s/ Mark L. Baum	9/27/18
Mark L. Baum, Executive Director	Date

CONFIDENTIAL INFORMATION, INVENTIONS,

AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by MELT Pharmaceuticals, Inc., its parent, subsidiaries, affiliates, successors, predecessors, or assigns, as applicable, (collectively, the “Company”), the compensation and benefits provided to me now and during my employment with the Company, the on-going access to and use of the Company’s Confidential Information (as defined below), I agree to the terms of this Confidential Information, Inventions, and Non-Solicitation Agreement (the “Agreement”).

1. Confidential Information Protections.

1.1. Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment by Company, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (if I am not the Chief Executive Officer) or Board of Directors of the Company. I will obtain the Board’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2. Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development gained during my employment with the Company, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (c) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (d) information regarding personnel, employee lists, compensation, and employee skills; and (e) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

1.3. Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information known by me, or told to me by Company, to be confidential in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

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1.4. Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5. No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Inventions.

2.1. Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2. Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3. Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such tights. . I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

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2.4. Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5. Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6. Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7. Ownership of Work Product. I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8. Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist the Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.

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2.9. Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with the Company’s policies regarding the use of such software.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Confidential Information developed by me and all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. Non-Solicitation. I agree that during the period of my employment and for the period of one (1) year after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity (with or without compensation), either directly or through others:

4.1. solicit, induce, encourage, or participate in solicitation of, inducement of, or encouragement of any employee, consultant or independent contractor of Company to terminate his or her relationship with Company;

4.2. hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by Company or who has left the employment of Company within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact; or

4.3. encourage, solicit, induce or accept business from any Customer or Potential Customer with the purpose, effect or potential of: (i) selling (or assisting another person’s selling) or providing such Customer or Potential Customer products or services that are the same, similar, or related to products or services provided by Company; or (ii) terminating, diminishing, or materially altering in a manner harmful to Company, the Customer or Potential Customer’s relationship with Company.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the two (2)-year period prior to the date my employment with Company ends, (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information or Third Party Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information or Third Party Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was or should have been aware.

5. Intentionally Omitted.

6. Reasonableness of Restrictions.

6.1. I acknowledge that I have the right to consult with counsel prior to signing this Agreement. I further acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2. If any restrictions set forth in Sections 4 or 5 of this Agreement are found by any court of competent jurisdiction to be unenforceable because they extend for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify, in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or email system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems.

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8. Notification Of New Employer.

8.1. If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 4 and 5. of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

8.2. I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 4 and 5 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

9. Legal And Equitable Remedies. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

10. General Provisions.

10.1. Governing Law. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by the Company arising from or related to this Agreement.

10.2. Severability. If any provision of this Agreement is, for any reason, held to be ambiguous, invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the ambiguous, invalid or unenforceable provision(s) shall be deemed modified to be valid and enforceable to the maximum extent permitted by law.

10.3. Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement.

10.4. Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

10.5. Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. Each party may change its address for receipt of notice by giving notice of the change to the other party.

10.6. Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

10.7. Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

10.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

10.9. Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

10.10. Miscellaneous. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an authorized officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.

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SIGNATURE PAGE

This Confidential Information, Inventions, And Non-Solicitation Agreement shall be effective as of the first day of my services with Company, even if signed by me at a later date.

Employee:		Melt Pharmaceuticals, Inc.:

I have read, understand, and accepted this agreement.		Accepted and Agreed:

/s/ Greg Madison		/s/ Mark L. Baum
	(Signature)		(Signature)

By:	Greg Madison	By:	Mark L. Baum

Title:		Title:	Exec. Dir.

Date:	9/28/18	Date:	9/28/18

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